Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated November 2, 2007, except as it relates to the effects of the adoption of FSP No. AUG AIR-1 “Accounting for Planned Mayor Maintenance Activities,” as discussed in Note 17 as to which the date is February 14, 2008 relating to the consolidated financial statements and financial statement schedule of CHS Inc. and subsidiaries, which appear in such Registration Statement. We also consent to the reference to us under the headings “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
February 14, 2008